Exhibit 99.1

Fermi Outlines Strategic Rationale for Upsized $431 Million Convertible Notes Offering

Flexible convertible structure with shareholder-friendly capped call minimizes dilution

Proceeds strengthen liquidity in midst of customer and partner negotiations and preserve Fermi’s speed-to-power advantage

Attractive five-year cost of capital provides run room to advance multiple commercial tracks in parallel

DALLAS, July 15, 2026 -- Fermi Inc. (Nasdaq & LSE: FRMI), operating as Fermi America™ (“Fermi” or the “Company”), outlined today the strategic rationale for its recently closed and upsized offering of $431.25 million aggregate principal amount of 5.00% Convertible Senior Notes due 2031 (the “Notes”), which included the exercise in full of the initial purchasers’ 13-day option to purchase up to an additional $56.25 million aggregate principal amount of Notes. The Notes are intended to strengthen Fermi’s balance sheet, enhance liquidity, and support continued execution of Project Matador as the Company advances tenant, strategic partnership, and power-delivery milestones.

“We were deliberate about the form, size, and timing of this raise,” said Rob Masson, Fermi’s Chief Financial Officer. “We believe a convertible structure is the right financing for this stage of Project Matador’s development. This convertible with a capped call checks the box for one of our 90-day milestones by bolstering our balance sheet with sufficient capital to support our liquidity needs at a very attractive cost of capital, while protecting shareholders against dilution until the stock price more than doubles. This transaction’s five-year term fits our development and power-delivery plan and delivers a strengthened balance sheet, enabling us to continue our ongoing tenant and strategic partnership negotiations from a position of strength.”

Strategic Rationale

Strengthening the balance sheet is a key enabler of Fermi’s near-term business objectives:

●	Signing binding tenant agreements;

●	Advancing strategic partnerships; and

●	Delivering initial power at the site.

Fermi chose the convertible path at this critical stage in the development of Project Matador for the following reasons:

●	Timing. Opportunistically raising capital while credit markets are open and ahead of these milestones strengthens Fermi’s balance sheet and enables it to move quickly on commercial opportunities as they advance, rather than being paced by its cash position.

●	Shareholder-friendly path to liquidity. The Company concluded that convertible notes with a capped call feature were the most shareholder-friendly way to secure stronger liquidity, as it is significantly less dilutive than a common equity offering or a private investment in public equity (PIPE). Fermi entered into capped call transactions in connection with the offering, with a cap set at 100% above Fermi’s share price at the time of pricing. As a result, the Notes are expected to create no dilution to existing shareholders unless the Company’s stock price doubles. Even if the stock price triples, the resulting dilution would only be approximately 2%, and the combined transaction continues to be significantly less dilutive than alternatives at stock prices above that.

●	Capital-efficient debt. The Notes carry a low coupon, with no scheduled amortization and no financial maintenance or restrictive covenants and are expected to deliver significant interest savings versus conventional financing, while preserving operational and financial flexibility.

●	Term aligned to the build. The five-year term, with the Notes maturing on July 15, 2031, aligns with Fermi’s development and power-delivery horizon.

●	Sized for run room. Fermi sized the offering to carry a healthy cash balance that takes the timing of initial tenant commitments into account and allows construction to continue without interruption. A larger, well-capitalized balance sheet also reinforces the Company’s credibility with sophisticated counterparties.

●	Flexibility to execute on multiple fronts. Combined with the nearly $1 billion of commitments already secured, the offering gives Fermi the liquidity and flexibility to advance several tenant and joint-venture conversations at once without prioritizing one over another and without compromising its power-delivery schedule or speed-to-power advantage.

Convertible Notes Details

The Notes bear interest at a rate of 5.00% per year and mature on July 15, 2031, unless earlier converted, redeemed or repurchased. The initial conversion price is approximately $9.52 per share, representing a 30% premium to the July 9, 2026 closing price of Fermi’s common stock. In connection with the offering, Fermi entered into capped call transactions that are expected to reduce potential dilution upon conversion, with an effective conversion price of $14.64 per share, representing a 100% premium to the July 9, 2026 closing price.

The net proceeds from the offering were approximately $416.81 million, including net proceeds from the initial purchasers’ exercise in full of their option to purchase additional notes, after deducting discounts, commissions and estimated offering expenses. The Company will use approximately $34.5 million to fund the capped call transactions, with the remainder for general corporate purposes.

Project Matador

Fermi America is developing one of the world’s largest advanced energy and AI campus sites, with 7,570 acres secured or under long-term lease in the Texas Panhandle and more than $1.4 billion invested in site buildout to date. Project Matador is engineered to solve the single biggest constraint in AI infrastructure – access to large-scale, reliable power on a timeline that meets customer demand. Subject to entering into binding tenant agreements, the project is expected to ramp to approximately 1.5 gigawatts through 2027, with capital deployment matched to commercial progress.

About Fermi America™

Fermi America™ (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 GW of experience, to create the world’s largest, 11 GW next-gen private grid, helping ensure America’s energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation’s biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing. For additional information visit www.fermiamerica.com.

Contacts

Investors
Rodrigo Acuna | IR@fermiamerica.com

Media

Fermi Inc. Communications | press@fermiamerica.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the anticipated benefits, terms and use of proceeds of the Notes and the capped call transactions, and the Company’s business, strategy, milestones and expectations for Project Matador, including tenant and partnership timing and power-delivery plans. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including market conditions, the completion and timing of tenant and partnership agreements, the timing and cost of power delivery, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Investors should consult the further disclosures and risk factors included in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents filed from time to time with the SEC, available at www.sec.gov and in the Investor Relations section of the Company’s website. Fermi undertakes no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.